EXHIBIT 99.1

FORMER BESTFOODS BAKING CEO JOHN LANGDON JOINS BOARD OF YP.NET

Thursday April 15, 9:30 am ET

MESA, Ariz.--(BUSINESS WIRE)--April 15, 2004--YP.Net Inc. (OTCBB:YPNT - News), a
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leading provider of Internet yellow pages and related services, announced that
John J. Langdon, former CEO of Bestfoods Baking Co., has joined the company's board of directors and will oversee the formation of YP.Net's Audit committee.

Mr. Langdon was president and CEO of Bestfoods Baking Co., which was a division of Bestfoods Corp. Until it merged with Unilever in 2000, Bestfoods Corp. (NYSE:CPC - News) was a publicly traded $10 billion a year food and consumer
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products company. Bestfoods Baking was about a $2 billion a year company at the time of the merger. Under Mr. Langdon's leadership, Bestfoods Baking was one of Bestfoods Corp.'s fastest growing divisions through both organic growth and acquisitions.

"We're extremely pleased to have someone of Mr. Langdon's experience and reputation join the board of YP.Net," said YP.Net president and CEO Angelo Tullo in announcing Langdon's election. "His experience as CEO of a corporation with more than $2 billion in annual sales, his experience in dealing with the outside auditors of national accounting firms as well as with a large public company board will add some depth, experience and additional objectivity that will be important assets as YP.Net moves forward."

For his part, Mr. Langdon said he was very impressed with the quality of the management at YP.Net. "I'm looking forward to it," Mr. Langdon said of his appointment.

Mr. Langdon also brings extensive experience in branding to YP.Net, having worked in the extremely brand conscious baked goods industry for more than 30 years. As CEO of Bestfoods Baking, Mr. Langdon was responsible for such nationally known brands as Entenmann's pastries, Oroweat breads and rolls, Thomas's English muffins and Boboli baked goods.

"Branding is increasingly important in the next phase of YP.Net's aggressive growth strategy," said Tullo. Mr. Langdon added, "As we continue to improve our online yellow pages technically and in terms of customer care, we need to increase our efforts to set ourselves apart in the minds of users and advertisers. I expect to add value in this area."

After serving in the United States Marine Corps, Mr. Langdon began his business career in sales at Warner Lambert Co. in 1962. He joined Sara Lee Corp. in 1968 and in 1982 he became general manager at Entenmann's in Florida and New York. In 1983, after Entenmann's was acquired by General Foods Corp., he became senior vice president responsible for all Entenmann's operations. In 1992 he became president of CPC International's Bestfoods Baking Group. He was named president and COO of CPC Baking Business in 1995 and CEO of the business in 1997.

As an executive, Langdon was known for stressing quality products, having leading brands and developing outstanding people. In 1998, Mr. Langdon told a trade magazine that he looked for people with fire in their belly. "We look for people who will reach for aggressive goals and go out an have some emotion about the business," he told the reporter.

On being told of the remark, Tullo commented: "He's definitely come to the right place."

About YP.Net Inc.

YP.Net Inc., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of December 31, 2003, YP.Net, Inc. has about 283,000 IAP advertisers.


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YP.Net also provides an array of other Internet services that complement its
Yellow Pages web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (web site design & hosting services).

YP.Net is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations -- Yellow Page Integrated Media Association "YPIMA," the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent Yellow Pages publishers.

Forward-looking Statements

This press release includes statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to the Company's (i) expectation of continued momentum; (ii) anticipation of continued strong growth; and (iii) launch of its branding campaign.

Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP.Net and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect the Company's results and cause them to materially differ from those contained in the forward-looking statements contained herein include, without limitation the Company's failure to attract or obtain new Internet Advertising Package customers, to realize the desired results of its marketing and solicitation efforts or the failure to launch its branding campaign.

Other factors that may affect forward-looking statements and the Company's business generally include but are not limited to: (i) the success of existing competitors and the introduction of new competitors in the market; (ii) the impact of existing or new regulation on the Company's marketing and solicitation efforts; (iii) risk factors and cautionary statements made in the Company's Annual Report on Form 10-KSB for the period ended September 30, 2003; and (iv) other factors that YP.Net is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP.Net does not undertake and specifically declines any obligation to update any forward-looking statements.

__________________
Contact:
     YP.Net Inc.
     Investor Relations
     Roger Bedier, 480-325-4338
     rogerb@ypcorp.com
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